harman international

Harman International Industries, Incorporated 8500 Balboa Blvd., P.O. Box 2200, Northridge, CA 91329 (818) 893-8411

December 8, 2006

Dr. Floyd Toole
1301 St. James Ct.
Oak Park, CA 91377

Re:	Exclusive Consulting Agreement (“Agreement”)

Dear Dr. Toole:

This letter is written to confirm the terms of your engagement as a consultant to Harman International Industries, Inc. (“Harman”) and its subsidiaries (collectively, the “Company”) following termination of your employment with the Company on January 31, 2007. This letter agreement (“Agreement”) will become effective when countersigned by you, and your engagement as a consultant will commence upon termination of your employment, on the terms set forth below. It is our mutual intention that, following the termination of your employment with the Company (“Current Employment Agreement”), this Agreement will supersede and replace any and all other employment, consulting or other agreements with the Company save for post-employment benefits to which you are entitled from the Company, and any other agreements specifically excepted in this Agreement.

1.  Scope of Work; Responsibilities.

(a) General. You will be responsible for advising the Company generally concerning acoustic science and emerging technologies, for assisting its business leaders in achieving acoustic excellence, and for representing the Company and at professional and trade association forums. You will furnish the Company with the full benefit of your knowledge, skill and experience as to all questions and problems which Company may present you and you shall answer, advise, suggest and opine with respect to such questions and problems to the best of your ability.

(b) Specific Tasks. Your specific tasks will fall into the three categories listed below, and you will investigate and consult as requested or as you deem necessary in order to accomplish them. The completion of those tasks pursuant to the agreed upon performance criteria, rather than the amount of hours you spend in providing services to the Company, shall determine whether you are performing adequately under this Agreement.

1.
Making presentations as requested by and as mutually agreed with the Company’s Consumer, Professional and Automotive OEM groups, either internally or to customers, introducing them to the Company and its contributions to acoustic science;

2.
Attendance at major conferences or trade shows by the following organizations, plus any others agreed to by the Company, as well as membership therein as required or appropriate, including participation as a speaker or panelist as requested by the Company or the relevant organization and agreed by you:

Dr. Floyd Toole
December 8, 2006

•	Audio Engineering Society (AES) - one U.S. and one European convention per year;

•	Custom Electronic Design and Installations Association (CEDIA) - once per year; and

•	2007 International Electroacoustics Technology Symposium in Nanjing and Shenzhen, China.

3.
Continued work on completion or updating of various white papers, articles and books for audio professional or trade associations and/or individuals engaged in the field of acoustics, including among others the following -

•	Permanent educational curriculum on loudspeakers and rooms (CEDIA); and

•	Technical treatise on Sound Reproduction.

(c) Exclusive Engagement. This is an exclusive consulting engagement for the Company, and you will not accept or participate in any consulting arrangement or business involving any other automotive, consumer or professional audio electronics.

(d) Reporting Relationships. You will be accountable to the Chief Executive Officer of the Company and to Tim Nind of Harman Becker Automotive Systems GmbH for all phases of your activities, or to such other person as may be designated by the Company. You will as necessary and at times mutually agreed by you, advise and consult with the Company’s Group/Division R&D and/or Technology executives, as well as with executive officers of the Company and with the Group and Division presidents.

2.  Compensation. The Company shall pay you Five thousand dollars ($5,000.00) per month on the first day of each month following a month in which consulting services were rendered. Such compensation shall be full consideration for your services hereunder regardless of any additional time that you may devote.

3.  Expense Reimbursement. You will be entitled to reimbursement from the Company for any ordinary and necessary expenses incurred by you in performing your duties hereunder upon submission to the Company of an expense report in accordance with Company policies and procedures, and providing such additional receipts and records as may be requested by Company to substantiate such expenses.

4.  Term. The term of this Agreement shall commence on the first business day after the date upon which your employment with the Company terminates, subject to earlier termination as provided herein, and will continue thereafter for a period of one (1) year; provided, however, that the term of this Agreement may, at the Company’s option at the expiration of its initial or any subsequent term, be extended for one additional year unless you advise the Company in writing at least thirty (30) days prior to such expiration of your intention not to extend this Agreement. The Company may immediately terminate this Agreement at any time for breach by you of any term hereof. Except as otherwise provided in this Agreement, and except for post-employment benefits to which you are entitled from the Company, neither you nor Harman shall have any obligation to the other following termination of this Agreement.

Dr. Floyd Toole
December 8, 2006

5.  Place of Performance. The Company shall make available to you such of its facilities as are reasonably required by you in the performance of your services hereunder. If the parties agree that you should perform your services elsewhere, the Company shall not be responsible for rent or other charges in connection with those facilities.

6.  Warranties. You represent, warrant and undertake that on the day your employment with the Company ends (a) you will be free to render consulting services to Company, (b) such services will not conflict with any prior commitment or obligation you have, and (c) you will not at any time use for the Company’s benefit or disclose to the Company any information you have received from third parties and that you are lawfully obligated to keep confidential.

7.  Confidentiality. You will keep in strict confidence, and will not, directly or indirectly, at any time during or after your employment or consultancy with the Company, disclose, furnish, disseminate, make available or, except in the course of performing your duties of employment or consultancy, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how you may have acquired such information. Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional product information, customer and prospective customer lists, other customer and prospective customer information and other business information. You specifically acknowledge that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in your mind or memory and whether compiled by the Company and/or you, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by you during your employment or consultancy with the Company (except in the course of performing your duties and obligations hereunder) or after the termination of your employment or consultancy shall constitute a misappropriation of the Company’s trade secrets.

8.  Inventions. You will fully and promptly disclose in writing to Company any and all ideas, inventions and discoveries which are solely or jointly made, conceived, developed or reduced to practice during the term hereof which relate to loudspeakers or the production thereof. All documents, drawings and other material which constitute your work product shall be and remain the sole property of Company, and you will return to Company all such documents, and all copies thereof, upon termination hereof. Your entire right, title and interest in and to such ideas, discoveries and inventions, both domestic and foreign, shall become the sole property of Company. You will execute, acknowledge and deliver to Company any and all further assignments, contracts or other instruments Company deems necessary or expedient, without further compensation, to carry out and effectuate the intents and purposes of this Agreement and to vest in Company each and all of the rights granted or stated to be granted to Company. The obligations set forth in this Section 8 shall survive any termination of this Agreement.

Dr. Floyd Toole
December 8, 2006

9.  Independent Contractor. You shall render services hereunder personally without delegating any part of your work to any other person. You will at all times be acting and performing hereunder as an independent contractor and not as an agent or employee of the Company. Nothing in this Agreement shall be deemed to create an employee-employer or agent-principal relationship between you and the Company, nor to authorize you to act as an agent or legal representative for the Company. You hereby acknowledge that you are not authorized to act as a Company legal representative or otherwise. You further acknowledge that you will not be entitled to participate as an employee in or under any employee benefit plan of Company, nor to receive any other employment rights or benefits available to or enjoyed by employees of the Company, except to the extent earned prior to your termination of employment with the Company.

10.   Noncompetition. During the term of this Agreement you shall not, without the Company’s prior written approval, establish or engage in any competitive business, directly or through any enterprise or company in which you are interested or act as a partner, shareholder, director, officer, employee, or consultant. For purposes hereof, the words “competitive business” shall mean an enterprise engaged in designing, developing, manufacturing or procuring loudspeakers for consumer, professional audio or automotive applications.

11.   Assignment. This Agreement requires the performance of personal services by you. You shall not assign any right, delegate any duty or otherwise transfer any interest hereunder without the Company’s prior written approval, and any attempted such assignment, delegation or transfer without such consent shall be null and void.

12.   Notices. All notices and other communications required or permitted to be given hereunder, if in written form, will be deemed given two days after deposit in the U.S. mail, postage prepaid and addressed to the parties at their respective addresses set forth below (unless by written notice a different person or address shall have been designated).

If to Company, to:	If to Consultant, to:

Harman International Industries, Inc.	Dr. Floyd Toole
8500 Balboa Blvd.	1301 N. King James Ct.
Northridge, CA 91329	Oak Park, CA 91377
Attn: Vice President & General Counsel
Phone: (818) 895-5724	Phone: (818) 889-4864

13.   Entire Agreement. This Agreement contains the entire agreement between the parties and all prior and collateral representations or promises are merged herein. No modification, waiver or termination of any provision contained herein nor any future representation, promise or condition in connection with the subject matter hereof shall be binding upon the parties unless made in writing, signed by you and an officer of, or the original signatory hereon for Company, as the case may be.

14.   Waiver. No waiver by either party of any breach of any covenant or provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other covenant or provision.

15.   Law. This Agreement shall be construed in accordance with the laws of the State of California, without regard to its conflict of laws doctrine.

Dr. Floyd Toole
December 8, 2006

16.   Arbitration. Any dispute concerning your employment or its termination shall be resolved by final and binding arbitration before a neutral arbitrator; provided, however, that no dispute concerning breach or performance of the terms set forth in paragraphs 7, 8, or 10 of this Agreement shall be arbitrated. The arbitrator shall be selected by mutual agreement or in accordance with the procedures of the American Arbitration Association. Arbitration shall take place in Los Angeles, California unless you and the Company otherwise agree in writing.

Harman International Industries, Inc.
(“Company”)

/s/ Dr. Floyd Toole	By:	/s/ Bernard Girod
Dr. Floyd Toole (“Consultant”)	Name:	Bernard Girod
	Title:	Chief Executive Officer